PROSPECTUS SUPPLEMENT NO. 18 (to Prospectus dated September 15, 2021)	Filed pursuant to Rule 424(b)(3) Registration No: 333-259281

Momentus Inc.

Up to 41,654,148 Shares of Class A Common Stock
Up to 19,897,500 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
and Up to 1,018,281 Shares of Class A Common Stock Issuable Upon Exercise of Options
and Up to 634,708 Shares of Class A Common Stock Issued Upon Exercise of Options
and Up to 272,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated September 15, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259281). This prospectus supplement is being filed to update the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2022 (the “Current Report”). The text of Item 7.01 of our Current Report on Form 8-K and those exhibits filed as part of the Current Report are attached to and a part of this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 54,579,637 shares of our Class A common stock, par value $0.00001 per share (“Class A Stock”), which consists of (i) 495,000 shares of Class A Stock (the “Founder Shares”) originally issued in a private placement to SRC-NI Holdings, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of Stable Road Acquisition Corp. (“SRAC”) and subsequently distributed to certain equityholders of the Sponsor, (ii) 50,000 shares of Class A Stock (the “Underwriter Shares”) originally issued in a private placement to and Cantor Fitzgerald & Co. (“Cantor”) in connection with the IPO, (iii) 50,000 shares of Class A Stock (the “Finder Shares”) issued pursuant to a finder’s agreement dated June 28, 2020, (iv) 4,062,500 shares of Class A Stock originally issued to the Sponsor and SRAC PIPE Partners LLC in connection with the IPO, (v) 25,996,648 shares of Class A Stock issued pursuant to the Merger Agreement (as defined in the Prospectus), (vi) 11,000,000 shares of Common Stock issued to certain investors pursuant to subscription agreements dated July 15, 2021 (the “PIPE Shares”), (vii) 11,272,500 shares of Class A Stock issuable upon the exercise of 11,272,500 warrants originally issued in a private placement to the Sponsor and Cantor in connection with the IPO (the “Sponsor and Underwriter Private Warrants”) or in a private placement in connection with the Business Combination (as defined in the Prospectus) (the “PIPE Private Warrants”), in each case at an exercise price of $11.50 per share of Class A Stock (collectively, the “Private Warrants”), (viii) up to 1,018,281 shares of Class A Stock issuable upon the exercise of certain Rollover Options (as defined in the Prospectus), and (ix) 634,708 shares of Class A Stock issued upon the exercise of certain Rollover Options and (B) up to 272,500 Private Warrants.

In addition, the Prospectus relates to the offer and sale of up to 8,625,000 shares of Class A Stock that are issuable by us upon the exercise of 8,625,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”).

Our Class A Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “MNTS” and “MNTSW,” respectively. On June 10, 2022, the last reported sales price of our Class A Stock was $2.78 per share and the last reported sales price of our Public Warrants was $0.42 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated September 15, 2021 with respect to the securities described above, including any amendments or supplements thereto.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our Class A Stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 13, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 13, 2022

Date of Report (date of earliest event reported)

Momentus Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(650) 564-7820

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Capital Market LLC
Warrants	MNTSW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On June 13, 2022, Momentus Inc. (the “Company”) issued a press release providing an update on the recent inaugural flight of the Vigoride orbital transfer vehicle. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

This information and the information contained in Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in any such filing, regardless of any general incorporation language in the filing.

The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated June 13, 2022, issued by Momentus Inc.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Jikun Kim
	Name:	Jikun Kim
Dated: June 13, 2022	Title:	Chief Financial Officer

Exhibit 99.1

Momentus First Demonstration Mission Update #3

SAN JOSE, Calif.--(BUSINESS WIRE)-- Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company that plans to offer transportation and other in-space infrastructure services, today provided its third Mission Update since the launch of its Vigoride-3 spacecraft on May 25.

As we previously stated in earlier updates on the inaugural flight of the Vigoride orbital transfer vehicle, the spacecraft experienced anomalies after its launch on May 25.  Since that time, we have continued work to address the anomalies and identify root causes.  Of note, the deployable solar arrays that are produced by a third party and are folded and stowed during launch did not operate as intended once in orbit. This resulted in power and communications issues with the vehicle, even though the body mounted solar panels did operate as intended.  We have been working closely with the third-party producer of the solar arrays, and in collaboration with that company have identified what we believe is the root cause of the arrays not operating as intended.  We also believe we have identified the likely root cause of the other anomalies, although further analysis continues.

After initially experiencing these anomalies, we were able to deploy two customer satellites from Vigoride on May 28.  Since that time, we have continued efforts to deploy other customer satellites, but have not confirmed any subsequent deployments.  While we previously established two-way communications with the Vigoride vehicle, we have not been able to continue such two-way communication, which we believe is due to the low power situation on the vehicle due to the deployable solar arrays not operating as intended.

In an earlier update on May 27, we indicated that we were using an unplanned frequency as we worked through the anomalies and were applying for a Special Temporary Authority (STA) from the FCC to address that situation. On June 9, we received approval of a 30-day STA from the FCC as requested.

We are continuing efforts to address the anomalies, but our level of confidence that we will be able to deploy additional customer satellites from Vigoride and perform some planned operations of the vehicle on this test and demonstration mission has substantially declined.

On a second port on the launch vehicle on May 25, we also used third party hardware from a partner company to deploy another customer satellite in orbit.  Using this hardware, our partner deployed four other satellites for their customers during this launch.

“During this first launch of the Vigoride vehicle to space, we have learned a great deal and plan to incorporate improvements in other Vigoride vehicles currently being assembled and ground-tested. This was the primary purpose of this initial Vigoride mission,” said John Rood, CEO of Momentus. “As we stated prior to the launch, we fully expected to experience challenges during this test and demonstration mission and to learn from them, which is what we are doing.”

Momentus’ plans for additional launches of the Vigoride vehicle later this year and in 2023 remain as stated in the Q1 earnings call on May 10, 2022, with agreements signed with SpaceX for launches on upcoming Transporter missions in 2022 and 2023, including Transporter 6 currently targeted for November 2022. We are working to incorporate improvements identified during the current mission on the other Vigoride vehicles that we plan to fly in space during these missions.

“I appreciate the dedication of the team at Momentus that has enabled us to conduct our first launch of customer satellites and the Vigoride vehicle,” said Rood. “This included months of detailed work to implement our National Security Agreement overseen by the Department of Defense and Department of the Treasury and working with the Federal Aviation Administration (FAA), Federal Communications Commission (FCC), and National Oceanographic and Atmospheric Administration (NOAA) to obtain the necessary government licenses, determinations, and approvals to conduct this flight.”

Rood went on to say “Space is a notoriously unforgiving environment. Like other companies that have worked through initial challenges to create successful capabilities, our engineering team at Momentus is focused on learning as much as possible from the remainder of the current Vigoride mission, and utilizing industry best practices to implement corrective actions and lessons-learned for our upcoming missions.”

About Momentus Inc.

Momentus is a U.S. commercial space company that plans to offer in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its planned in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 9, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes No obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Investors

Darryl Genovesi at investors@momentus.space

Media

Jessica Pieczonka at press@momentus.space